Exhibit 10.9

Earl Baucom

2006 Plan Year

INCENTIVE COMPENSATION DEFERRAL ELECTION

AND MEMBERSHIP AGREEMENT

THIS INCENTIVE COMPENSATION DEFERRAL ELECTION AND MEMBERSHIP AGREEMENT (“Agreement”) is submitted this 16th day of June, 2006, by Earl Baucom (the “Member”):

You have been designated by the Federal Home Loan Bank of Boston (the “Bank”) as eligible to participate in the Federal Home Loan Bank of Boston Thrift Benefit Equalization Plan (the “Thrift BEP” or the “Plan”).  This form contains your elections regarding you participation in the Plan with respect to your 2006 Incentive Compensation from the Bank.

1.             Deferral Election.  Subject to the provisions of the Thrift BEP, the Member elects to defer receipt of [3%] (not to exceed 100%) of his or her Incentive Compensation earned in 2006 and otherwise payable to him or her in 2007 under the Bank’s 2006 Executive Incentive Plan.  The Bank is specifically authorized to reduce the Member’s Incentive Compensation by this percentage for credit to the Member’s Account under the Thrift BEP.  All amounts deferred under this Agreement will be held by the Bank as part of its general assets in accordance with the provisions of the Thrift BEP.

2.             Allocation to Accounts.  The Member elects to have the following percentages of his or her Incentive Compensation contribution described in Section 1 above credited under the Thrift BEP to his or her Retirement Account and Scheduled Distribution Accounts in the following percentages:

Retirement Account	Scheduled Distribution Account A		Scheduled Distribution Account B		Scheduled Distribution Account C		Scheduled Distribution Account D		Scheduled Distribution Account E		TOTAL
100%		%		%		%		%		%	= 100%
Use 10% increments	The Date of Distribution for a Scheduled Distribution Account must be after December 31, 2009

Beginning in 2006, Scheduled Distribution Accounts generally operate the same way as Post-Secondary Education Subaccounts, with some modifications.  A Scheduled Distribution Account allows you to receive that deferral as early as 3 years after the end of the deferral year.  A Scheduled Distribution is paid in 8 to 12 semi-annual installments at the time you elect for the distribution.

When you set up a Scheduled Distribution Account, you elect whether the account will automatically terminate and be distributed when you retire, die or otherwise separate from service, or whether the account will be distributed on the scheduled date without regard to your intervening termination.

3.             Elections Regarding Scheduled Distribution Accounts.

Scheduled Distribution Account	Date of Distribution (not earlier than January 1, 2010 or after your 70th birthday)	Pay upon Retirement Under Section 4 Below (default option)		Method of Distribution (default is 8 semi-annual installments)
Scheduled Distribution Account A		☐	Do NOT default to payment upon retirement	(8 to 12) Semi-annual installments
Scheduled Distribution Account B		☐	Do NOT default to payment upon retirement	(8 to 12) Semi-annual installments
Scheduled Distribution Account C		☐	Do NOT default to payment upon retirement	(8 to 12) Semi-annual installments
Scheduled Distribution Account D		☐	Do NOT default to payment upon retirement	(8 to 12) Semi-annual installments
Scheduled Distribution Account E		☐	Do NOT default to payment upon retirement	(8 to 12) Semi-annual installments

You can change or revoke your election of a scheduled distribution by filing an election with the Plan Administrator at least one year before the scheduled distribution date.  If you change your scheduled distribution election, your new scheduled distribution date has to be at least 5 years later than the previously elected date.

4.             Payment of Retirement Account.  [NOTE:  If this is not your initial Deferral Agreement, complete this paragraph only if you want to change your payment trigger event for your Retirement Account.  Otherwise cross out this paragraph 4.]  The Member elects to have any amount credited to his or her Retirement Account (including matching contributions) paid as soon as practicable following on or after the ☐  Valuation Date (the default option) or ☐  January 1 coincident with or following (check one):

A.                                    ☒           The Member’s separation from service from the Bank.

B.                                    ☐            The Member’s attainment of age           [enter an age not earlier than age 50 nor later than age 70½, at least three (3) years subsequent to current age].

C.                                    ☐            The earlier of A or B above.

D.                                    ☐            The later of A or B above.

If no election is made under this paragraph, payment of the Retirement Account will be made as soon as practicable following the Valuation Date coincident with or following the Member’s termination of employment.  This election is effective for all amounts in your

Retirement Account.  If this is a change to a prior distribution election for your Retirement Account, you cannot accelerate distribution into 2006.  If you change your Retirement Account distribution election in a subsequent year after 2006, your new election may not be effective for one year; may not accelerate the payment of your account; and must defer distribution for at least 5 years later than the previously elected date.

5.             Payment Form for Retirement Account.  [NOTE:  If this is not your initial Deferral Agreement, complete this paragraph only if you want to change your payment trigger event for your Retirement Account.  Otherwise cross out this paragraph 5.]  The Member elects to have his or her Retirement Account (including matching contributions) paid in the following form (check one):

☒             In a cash single sum.

☐                                         In semi-annual cash installments over a period of [    ] years, [not to exceed ten years], payable as of January 1 and July 1 of each calendar year.

If a Member fails to make an election under this paragraph 5, payment will be made in a cash single sum.  This election is effective for all amounts in your Retirement Account.  If this is a change to a prior distribution election for your Retirement Account, you cannot accelerate distribution into 2006.  If you change your Retirement Account distribution election in a subsequent year after 2006, your new election may not be effective for one year; may not accelerate the payment of your account; and must defer distribution for at least 5 years later than the previously elected date.

6.             Payment of Death Benefits.  Notwithstanding the preceding, the Member understands that, in the event of his or her death, the balance in his or her Accounts established hereunder will be paid as soon as administratively practicable to the Member’s Beneficiary on or after the Valuation Date coincident with or next following the Member’s date of death.

7.             Elections Irrevocable.  The Member understands that the elections made under this Agreement are irrevocable and may not be changed unless otherwise permitted under the Plan (for example, for unforeseen financial emergency) as amended by the Bank consistent with the requirements of Section 409A of the Internal Revenue Code.

8.             Miscellaneous.  This Agreement shall be subject to and governed by all of the terms and provisions of the Thrift BEP and any administrative rules and procedures the Bank has set up for the Plan.  Nothing in this Agreement shall obligate the Bank to retain the Member in his or her capacity as an officer or employee of the Bank.  The Bank will withhold such federal, state and local income taxes as may apply under applicable law.

The Member further acknowledges that new legislation, known as the American Jobs Creation Act of 2004, has recently been enacted which contains provisions that change the longstanding rules applicable to nonqualified deferred compensation plans, such as the Bank’s Thrift Benefit

Equalization Plan, effective for deferrals of compensation after December 31, 2004.  The Member understands that significant changes may be made to the Thrift Benefit Equalization Plan in order to be able to defer compensation under this Agreement on a tax advantaged basis.

9.             Amendment or Termination.  Subject to the provisions of the Plan, the Bank may amend or terminate the Plan or this Agreement at any time and for any reason.

IN WITNESS WHEREOF, the Bank, by its duly authorized officers, and the Member, have executed this Agreement the day and year first above written.

MEMBER

By:	/s/ Earl W. Baucom

Print:	Earl W. Baucom